   As filed with the Securities and Exchange Commission on June 8, 2001

                                                      Registration No. 333-60510
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 1


                                    To

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                         Household International, Inc.
             (Exact name of registrant as specified in its charter)

                               ----------------

                Delaware                               36-3121988
    (State or other jurisdiction of     (I.R.S. Employer Identification Number)
     incorporation or organization)

                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                                  847-564-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Joan S. VanderLinde
                                 Senior Counsel
                         Household International, Inc.
                               2700 Sanders Road
                        Prospect Heights, Illinois 60070
                                  847-564-7958
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                With a copy to:
                                Scott N. Gierke
                            McDermott, Will & Emery
                             227 West Monroe Street
                            Chicago, Illinois 60606
                                  312-984-7521
                            (Underwriters' Counsel)

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement as determined by market conditions.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      Proposed
                                                       Proposed       Maximum
                                      Amount to be     Maximum       Aggregate      Amount of
 Title of Each Class of Securities     Registered   Offering Price Offering Price  Registration
         to be Registered                  (1)         Per Unit          (1)           Fee
-----------------------------------------------------------------------------------------------
 Debt Securities and Warrants to
  Purchase Debt Securities (3)
 Preferred Stock
  (without par value)
 Depositary Shares (4)
 Common Stock
  ($1 par value)                              (2)            (2)   $2,505,500,000  $626,375(6)
 Stock Purchase Contracts
 Stock Purchase Units
 Preferred Share Purchase Rights
  (5)
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) The maximum aggregate offering price of debt securities and warrants to purchase debt securities, preferred stock (without par value), depositary shares, common stock ($1 par value), stock purchase contracts and stock purchase units registered hereunder shall not exceed $2,505,500,000. Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement also relates to $494,500,000 of securities previously registered by the Registrant pursuant to Form S-3 (Registration No. 333-27305) as to which this Registration Statement constitutes a Post-Effective Amendment. The filing fee related to the amount previously registered was paid with the prior Registration Statement.

(2) Not applicable pursuant to General Instruction II.D. of Form S-3 under the Securities Act of 1933.
(3) Any offering of debt securities or warrants denominated in any foreign currency or foreign currency units will be treated as the equivalent in U.S. dollars based on the exchange rate applicable to the purchase of such debt securities or warrants from the Registrant.
(4) There are also being registered hereunder an indeterminate number of depositary receipts issued pursuant to a deposit agreement. In the event that fractional interests in shares of preferred stock will be deposited with the Depositary under the deposit agreement.
(5) There are also registered an indeterminate number of rights to purchase shares of Series A Participating Preferred Stock, which rights are currently attached to and transferable only with shares of common stock registerd hereby.

(6) $626,125 paid herewith. $250 was paid on May 9, 2001.


   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8 (a) may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell the Securities until the Registration Statement filed with the       +
+Securities and Exchange Commission is effective. This prospective is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 8, 2001


                         Household International, Inc.

                              $3,000,000,000


                                Debt Securities
                                      and
                      Warrants to Purchase Debt Securities

                      Preferred Stock (without par value)

                             Depositary Shares


                    Common Stock (par value $1.00 per share)

                         Stock Purchase Contracts

                              Stock Purchase Units

  We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for the securities offered. You should read this prospectus and any prospectus supplement carefully before you invest.


  Our common stock is listed on the New York Stock Exchange under the trading symbol HI.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                       Prospectus dated          , 2001.

                               PROSPECTUS SUMMARY

   This summary provides a brief overview of Household and the general terms of securities being offered by this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

  . this prospectus;

  . the accompanying prospectus supplement, which explains the specific terms of the securities being offered and updates the information in the prospectus; and

  . the documents referred to in "Where You Can Find More Information" for information on Household, including its financial statements.

Household International, Inc.

   Household is a holding company whose businesses focus on consumer lending. Through our subsidiaries, we offer numerous consumer lending products to consumers in the United States, Canada and the United Kingdom, including real estate secured loans, revolving and closed-end unsecured loans, retail installment sales finance loans, tax refund anticipation loans, auto finance loans, private label credit cards and Mastercard* and Visa* credit cards. Also in conjunction with our business, we offer credit and specialty insurance in the United States, Canada and the United Kingdom.


   Household's principal executive office is at 2700 Sanders Road, Prospect Heights, Illinois 60070, and its telephone number is (847) 564-5000.

The Securities Household May Offer

   We may use this prospectus to offer up to $3,000,000,000 of:


  . debt securities;

  . warrants to purchase debt securities;

  . preferred stock (without par value);

  . depositary shares;

  . common stock (par value $1.00 per share), stock purchase contracts and stock purchase units.

   A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities when offered.

Debt Securities

   Debt securities to be offered are unsecured general obligations of Household in the form of senior unsecured debt which ranks equally with our other unsecured senior debt. The senior unsecured debt will be issued under either an indenture between us and Allfirst Bank or an indenture between us and BNY Midwest Trust Company. Below is a summary of the general features of the debt securities under these indentures. For a more detailed description of their features, see "Description of Debt Securities" below.

   General Indenture Provisions:

  . each indenture provides that debt securities may be issued from time to time in one or more series;
--------
* MasterCard is a registered trademark of MasterCard International, Inc. and VISA is a registered trademark of Visa USA, Inc.

  . neither indenture limits the amount of debt securities Household can issue;

  . each indenture contains a covenant that we will not issue, assume or guarantee any indebtedness secured by a mortgage, security interest, pledge or lien of or upon any of our property that we now own or subsequently acquire, unless the currently outstanding debt securities are, by supplemental indenture, effectively secured by a security interest that is equal and ratable with all other indebtedness secured by the indenture, subject to certain exceptions described in "Debt Securities--Covenant Against Pledges or Liens";

  . under each indenture, we may satisfy our obligations under the debt securities or be released from the obligation to comply with requirements of the indenture, with respect to a specific series, at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay these obligations under the particular securities when due;

  . each indenture provides that holders of a majority in principal amount of each series of debt securities may vote to change Household's obligations or your rights concerning these securities. However, changes in the financial terms of that security, including payment of principal or interest or premium, or a reduction in the previously stated percentage of the debt securities, cannot be made unless every holder affected by the change consents to the change. Without the consent of any holder of debt securities, Household can amend or supplement the indenture in limited circumstances including to cure any ambiguity, defect or inconsistency, to provide for the assumption of Household's obligations by another entity, to make changes that do not adversely affect the rights of any holders of debt securities and to provide for a new series of securities. See "Description of Debt Securities--Modification of Indentures" for more information; and

  . each indenture allows Household to merge or consolidate with another company so long as the other company is domiciled in the U.S. and after giving effect to the succession, there will be no default under the indenture.


Events of Default

   The events of default specified in each indenture include:

  . failure to pay interest for 30 days;

  . failure to pay principal or premium when due;

  . failure to deposit funds into any sinking fund for a series of debt securities that is required to have a sinking fund;

  . failure to perform other covenants of the indenture for 60 days after notice; and

  . certain events of bankruptcy, insolvency or reorganization.

Remedies

   If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Warrants to Purchase Debt Securities

   We may issue, together with any debt securities offered or separately, warrants for the purchase of other debt securities. We will issue a series of warrants under a warrant agreement between us and a bank or trust company.

   The holder of the warrant is entitled to purchase debt securities by paying the exercise price provided in the prospectus supplement relating to the warrant.

Preferred Stock

   We may issue preferred stock with various terms to be established by an offering committee designated by our board of directors. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the offering committee.

   Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Household's common stock.

Depositary Shares

   We may elect to issue depositary shares representing fractional shares of preferred stock. Each series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus. The depositary shares will be evidenced by depositary receipts and issued under a deposit agreement between Household and a bank or trust company.

Common Stock

   We may issue our common stock. Holders of common stock are entitled to receive dividends when declared by our board of directors. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

   We may also issue stock purchase contracts and stock purchase units.


Use of Proceeds

   We will use the net proceeds we receive from any offering of these securities for general corporate purposes unless otherwise indicated in the accompanying prospectus supplement.

Plan of Distribution

   We may sell the securities being offered in any of the following ways:

  . to or through underwriters or dealers;

  . by ourselves directly;

  . through agents; or

  . through a combination of any of these methods of sale.

   The prospectus supplement will explain the ways we sell specific securities, including the names of any underwriters and details of the pricing of the securities, as well as commissions, concessions or discounts we are granting the underwriters, dealers or agents.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, the accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words "will," "believes," "expects," "anticipates," "intends," "plans," "estimates," "should" or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, the accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements after we distribute this prospectus.

                         HOUSEHOLD INTERNATIONAL, INC.

   Household was formed in 1981 as a holding company for various subsidiaries which operated in the financial services, manufacturing, transportation and merchandising industries. Household traces its origin back to an office established in 1878. In 1985 we initiated a restructuring program that resulted in the sale of our merchandising, transportation and manufacturing businesses. Our operational focus is on the areas of consumer lending that we believe offer us the best opportunity to achieve the highest returns on our capital. Household's principal executive office is located at 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone: 847-564-5000).

   Through our subsidiaries, we offer numerous consumer lending products primarily to middle-market consumers in the United States, the United Kingdom and Canada. We offer home equity credit loans and other real estate secured loans, auto finance loans, tax refund anticipation loans, MasterCard and Visa credit cards, private label credit cards, retail installment sales finance loans and other types of unsecured loans. Also in conjunction with our business, we make credit life, credit accident, health and disability, term and speciality insurance available to our customers in the United States, Canada and the United Kingdom.


   Household is principally a holding company whose primary source of funds is cash received from its subsidiaries, in the form of dividends and borrowings under intercorporate agreements. Dividend distributions to us from our savings and loan, banking and insurance subsidiaries may be restricted by foreign, federal and state laws and regulations. Dividend distributions from our foreign subsidiaries may also be restricted by exchange controls of the country in which the subsidiary is located. Also, as a holding company the rights of any of our creditors or stockholders to participate in the assets of any of our subsidiaries upon our liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except in cases where we are a creditor with recognized claims against the subsidiary. Nevertheless, there are no restrictions that currently materially limit our ability to make payments to our creditors or to pay dividends on our preferred stock or common stock at current levels. Also, there are no restrictions which we reasonably believe are likely to materially limit future payments to our creditors or of dividends.

                                USE OF PROCEEDS

   We will use the proceeds from the sale of the securities for general corporate purposes, which may include the funding of investments in or extensions of credit to our subsidiaries, the reduction of outstanding indebtedness, the financing of possible acquisitions or business expansion by us or our subsidiaries, or for any other purpose set forth in prospectus supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for Household and subsidiaries for the periods indicated below was as follows:

                                         Three Months
                                             Ended
                                           March 31,   Year Ended December 31,
                                         ------------- ------------------------
                                          2001   2000  2000 1999 1998 1997 1996
                                         ------ ------ ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges......   1.59   1.67 1.65 1.79 1.37 1.58 1.54
Ratio of Earnings to Combined Fixed
 Charges and Preferred
 Stock Dividends........................   1.58   1.67 1.65 1.78 1.36 1.56 1.51

   For purposes of calculating the above ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximate portion representing interest). Preferred stock dividends represent an amount equal to income, before income tax, which would be required to meet the dividends on preferred stocks. The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million after-tax, the December 31, 1998 ratio of earnings to fixed charges would have been 1.75 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.74.

                         DESCRIPTION OF DEBT SECURITIES

   The following describes the material terms and provisions common to each series of debt securities to which any prospectus supplement may relate. The accompanying prospectus supplement gives you additional information specific to the debt securities being offered.

   We may offer one or more series of debt securities which will constitute unsecured senior debt and will rank equally with our other unsecured senior debt. The debt securities will be issued under either an indenture dated as of October 1, 1993, between us and Allfirst Bank, as trustee, or an indenture dated as of January 1, 1995, between us and BNY Midwest Trust Company, as trustee. Allfirst Bank and BNY Midwest Trust Company are individually referred to as "trustee" and collectively referred to as the "trustees" in this prospectus. Forms of the indentures have been filed with the SEC and are incorporated by reference in the registration statement we filed under the Securities Act of 1933 and of which this prospectus is a part. See "Where You Can Find More Information."

   The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms which will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of the series of debt securities being offered, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Household or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indentures. Wherever particular sections or defined terms of the indentures are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference.

General

   The indentures provide that debt securities may be issued from time to time in one or more series. The indentures do not limit the aggregate principal amount of debt securities, except as may be otherwise provided with respect to any particular series of debt securities being offered.

   The applicable prospectus supplement will describe the specific terms of the series of debt securities being offered. The following terms may be included:

  . the title of the debt securities;

  . any limit on the aggregate principal amount of the debt securities;

  . the price, expressed as a percentage of the total principal amount of that series of debt securities, we will be paid for the debt securities and the initial offering price, if any, at which the offered debt securities will be offered to the public;

  . the currency, currencies or currency units for which the debt securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on the debt securities may be payable;

  . the date or dates on which the debt securities will mature;

  . the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any;

  . the date from which such interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable;

  . the date on which payment of interest, if any, will commence and the regular record dates for interest payment dates, if any;

  . the dates, if any, on which and the price or prices at which the debt securities will, under mandatory sinking fund provisions, or may, under any optional sinking fund or purchase fund provisions, be redeemed by us, and the other detailed terms and provisions of sinking and/or purchase funds;

  . the date, if any, after which and the price or prices at which the debt securities may, under any optional redemption provisions, be redeemed at our option or the option of holder of the securities and the other detailed terms and provisions of optional redemption;

  . the denominations in which the debt securities are authorized to be issued;

  . the securities exchange, if any, on which the debt securities will be listed;

  . additional provisions, if any, of the debt securities; and

  . the indenture under which the debt securities are to be issued.

   With respect to debt securities sold through dealers acting as agents, the maturities and interest rates of debt securities may be established by us from time to time and, if not set forth in the applicable prospectus supplement, will be made available through such dealers.

   If any of the debt securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of debt securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to the issue of debt securities and such currencies or currency units will be set forth in the appropriate prospectus supplement.

   Debt securities may be issued as original issue discount securities to be offered and sold at a discount below their stated principal amount. "Original issue discount securities" means any debt securities that provide for an amount less than the stated principal amount of those securities to be due and payable upon a declaration of acceleration of the maturity of those securities upon an event of default. As used in the following summary of certain terms of the debt securities, the term "principal amount" means, in the case of any original issue discount security, the amount that would then be due and payable upon acceleration of the maturity of the securities, as specified in those debt securities.

Book-Entry System

   All of the debt securities we offer will be issued in book-entry only form. This means that we will not issue actual notes or certificates. Instead, we will issue global notes in registered form (each a "Global Note"). Each Global
Note is held through DTC, as Depositary, and is registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the debt securities. Each note represents a beneficial interest in a Global Note.

   Beneficial interests in a Global Note are shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the debt securities will be accomplished by making entries in the books of DTC participants' acting on behalf of beneficial owners. Beneficial owners of these debt securities will not receive certificates representing their ownership interest, unless the use of the book-entry system is discontinued. So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the debt securities represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, the beneficial owners of the debt securities are not entitled to receive physical delivery of certificated debt securities and will not be considered the holders for any purpose under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a DTC participant, on the procedures of the DTC participant through which such beneficial owner owns its interest in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of debt securities take physical delivery of such debt securities in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the debt securities.

   Each Global Note representing debt securities will be exchangeable for certificated debt securities of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) DTC notifies us that is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (ii) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated debt securities or (iii) an event of default has occurred and is continuing with respect to the debt securities under the indenture. Upon any such exchange, the certificated debt securities shall be registered in the names of the beneficial owners of the Global Notes representing the debt securities.

   The following is based on information furnished by DTC:

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect parciptiants are on file with the SEC.

   Purchases of the debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interest in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

   To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC's records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participant's to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the debt securities, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial owners of the debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

   Neither DTC nor Cede & Co. will consent or vote with respect to the debt securities. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

   We will pay principal and any premium or interest payments on the debt securities in immediately available funds directly to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants and not of DTC or any other party, subject to any statutory or regulatory requirements that may be in effect form time to time. Payment of principal and any premium or interest to DTC is our responsibility, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participant.

   We will send any redemption notices to Cede & Co. If less than all of the debt securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

   DTC may discontinue providing its services as securities depository for the debt securities at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated debt securities.

   The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Payment of Principal and Interest

   Unless a different place is specified in the prospectus supplement with respect to any particular series of debt securities, principal of and interest, if any, on debt securities will be payable at the office or agency of the trustee in either Baltimore, Maryland, with respect to the indenture with Allfirst Bank, or in Chicago, Illinois, with respect to the indenture with BNY Midwest Trust Company. However, payment of interest may be made at our option by check or draft mailed to the person entitled to the payment.

Covenant Against Creation of Pledges or Liens

   All debt securities issued under the indentures will be unsecured. In the indentures we covenant that, with the exceptions listed below, we will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien ("security interest") of or upon any of our property that we now own or subsequently acquire, unless the currently outstanding debt securities are, by supplemental indenture, effectively secured by a security interest that is equal and ratable with all other indebtedness secured by the indenture. The term "indebtedness for borrowed money" does not include any guarantee or other recourse obligation in connection with the sale, securitization or discount by us or any of our subsidiaries of finance or accounts receivable, trade acceptances, or other paper arising in the ordinary course of its business.

   The above covenant does not apply to:

     (1) security interests to secure the payment of the purchase price on property, shares of capital stock, or indebtedness acquired by us or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of Household;

     (2) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by us;

     (3) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into us or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to us;

     (4) security interests of us to secure any of our indebtedness to a subsidiary;

     (5) security interests in property of ours in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of construction of the property subject to such security interests;

     (6) security interests on properties financed through tax exempt municipal obligations, provided that such security interests are limited to the property so financed;

     (7) security interests existing on the date of the applicable indenture;
  and

     (8) any extension, renewal, refunding, or replacement, or successive extensions, renewals, refundings, or replacements, in whole or in part, of any security interest referred to in the above clauses, provided, however, that the principal amount of indebtedness secured in the extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by the security interest, and provided further, that the extension, renewal, refunding, or replacement of the security interest is limited to all or part of the property subject to the security interest extended, renewed, refunded, or replaced.

   Notwithstanding the foregoing, we may, without equally and ratably securing the debt securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted in clauses (1) through (7) above, if the total amount of such indebtedness, together with all other indebtedness of, or guaranteed by, Household existing at the time and secured by security interests not so excepted, does not at the time exceed 10% of our consolidated net worth. In addition, an arrangement with any person providing for the leasing by us of any property, that has been or is to be sold or transferred by us to such person with the intention that the property be leased back to us, shall not be deemed to create any indebtedness secured by a security interest if the lease obligation would not be included as liabilities on our consolidated balance sheet. The holders of not less than a majority in principal amount of the debt securities at the time outstanding under an indenture, on behalf of the holders of all of the debt securities issued under the indenture, may waive compliance with the foregoing covenant. (Section 3.08)

Satisfaction, Discharge and Defeasance of the Indentures and Debt Securities

   If trust funds for the benefit of the holders of debt securities of a particular series are deposited with the trustee for the purpose stated below, an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of debt securities on the dates such payments are due in accordance with the terms of such series of debt securities through their maturity, and if we have paid or caused to be paid all other sums payable by it under the applicable indenture with respect to such series, then we will be considered to have satisfied and discharged the entire indebtedness represented by such series of debt securities and all of our obligations under the indenture with respect to that series, except as otherwise provided in the indenture. In the event of any such discharge, holders of such debt securities will be able to look only to the trust funds for payment of principal, premium, if any, and interest, if any, on their debt securities. (Section 6.03)

   For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the applicable debt securities may recognize a gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance.You are urged to consult your own tax advisor as to the specific consequences to you of defeasance.

Concerning the Trustees

   We and certain of our subsidiaries maintain banking relationships with each of the trustees or their affiliates. The trustees also may be trustees under other indentures of Household or our subsidiaries under which outstanding senior or subordinated unsecured debt securities have been issued. The trustees or their affiliates may also have other financial relationships with us and our subsidiaries.

Modification of Indentures

   Under each indenture, the holders of a majority in principal amount of each series of debt securities at the time outstanding under the indenture may enter into supplemental indentures for the purpose of amending or modifying, in any manner, provisions of the indenture or of any supplemental indenture modifying the rights of holders of such series of debt securities. However, no supplemental indenture, without the consent of the holder of each outstanding debt security affected by the supplemental indenture, shall:

  . change the maturity of the principal of, or any installment of interest on any debt security, or reduce the principal amount of the debt security or the interest on it or any premium payable upon the redemption of it, or

  . reduce the previously stated percentage of the debt securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such indenture. (Section 11.02)

   Each indenture contains provisions permitting us to amend or supplement the indenture without the consent of any holder of debt securities under certain circumstances, including:

  . to cure any ambiguity, defect or inconsistency in the indenture, any supplemental indenture, or in the debt securities of any series;

  . to evidence the succession of another corporation to Household and to provide for the assumption of all of our obligations under the debt securities and the indenture by such corporation;

  . to provide for uncertificated debt securities in addition to certificated debt securities;

  . to make any change that does not adversely affect the rights of holders of debt securities issued under the indenture;

  . to provide for a new series of debt securities; or

  . to add to rights of holders of debt securities or add additional events of default. (Section 11.01)

Successor Entity

   Each indenture provides that we may not consolidate with or merge into, or transfer, sell or lease our properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect to the succession, no default under the indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all of our obligations under the indenture terminate. (Sections 10.01 and 10.02)

Events of Default

   Each indenture defines the following as events of default with respect to any series of debt securities:

  . default for 30 days in the payment of any interest upon any debt security of such series issued under the indenture;

  . default in the payment of any principal of or premium on any such debt security;

  . default for 30 days in the deposit of any sinking fund or similar payment for the series of debt securities;

  . default for 60 days after notice in the performance of any other covenant in the indenture;

  . certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants with respect to borrowed money under another indenture in which the trustee for the debt securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and

  . certain events of bankruptcy, insolvency or reorganization.

   We are required to file with each trustee annually an officers' certificate as to the absence of certain defaults under the indenture. (Sections 7.01 and 3.05)

   If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series by notice as provided in the indenture may declare the principal amount and all accrued but unpaid interest of all the debt securities of the series to be due and payable immediately. At any time after a declaration of acceleration for debt securities of any series has been made, but before the trustee has obtained a judgment or decree for payment of money, the holders of not less than a majority in principal amount of outstanding debt securities of such series may, under certain circumstances, rescind or annul their declaration of acceleration. (Section 7.02)

   The holders of not less than a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of their series, waive any past default under the indenture and its consequences with respect to debt securities of such series, except a default in the payment of principal of or premium, if any, or interest, if any, on any debt securities of such series, or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected. (Section 7.13)

   Under each indenture, the trustee may withhold notice to holders of debt securities of any default (except in payment of the principal of (or premium, if any) or interest on any debt security issued under the indenture or in the payment of any sinking fund or similar payment) if it considers it in the interest of holders of debt securities to do so. (Section 8.02)

   Holders of debt securities may not enforce an indenture except as provided therein. (Section 7.07) The holders of a majority in principal amount of the outstanding debt securities issued under an indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. (Section 7.12) The trustee will not be required to comply with any request or direction of holders of debt securities pursuant to the indenture unless offered indemnity against costs and liabilities which might be incurred by the trustee as a result of such compliance. (Section 8.03(e))

              DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

   The following briefly summarizes the material terms and provisions of the warrants to purchase debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the warrants that are offered by us, which will be described in more detail in a prospectus supplement. The prospectus supplement also will state whether any of the general provisions summarized below do not apply to the warrants being offered.

   We may issue, together with any debt securities offered by any prospectus supplement or separately, warrants for the purchase of other debt securities. The warrants will be issued under warrant agreements betweeen Household and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. A single bank or trust company may act as warrant agent for more than one series of warrants. The warrant agent will act solely as the agent of Household under the applicable warrant agreement and will not assume any obligation of agency or trust for or with any owners of the warrants. A copy of the forms of warrant agreement, including the form of warrant certificates representing the warrants, reflecting the alternative provisions to be included in the warrant agreements that will be entered into with respect to particular offerings of warrants, is incorporated by reference to the registration statement of which this prospectus is a part. You should read the more detailed provisions of the warrant agreement and the warrant certificates for provisions that may be important to you, including the definitions of certain terms.

General

   The applicable prospectus supplement will describe the terms of the warrants, the warrant agreement relating to the warrants and the warrant certificates representing the warrants being offered. The following terms may be included:

  . the designation, aggregate principal amount, and terms of the debt securities purchasable upon exercise of the warrants;

  . the designation and terms of any related debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

  . the date, if any, on and after which the warrants and the related debt securities will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of one offered warrant and the price at which the principal amount of debt securities may be purchased upon such exercise;

  . the date on which the right to exercise the warrants shall commence and the date ("expiration date") on which such right shall expire;

  . whether the warrants represented by the warrant certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and

  . any other terms of the warrants.

   Warrant certificates will be exchangeable on the terms specified in the prospectus supplement for new warrant certificates of different denominations, and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the warrant.

Exercise of Warrants

   A holder of a warrant is entitled to purchase debt securities by paying the exercise price stated in the prospectus supplement relating to the warrant. Under each warrant, the holder can purchase the principal amount of debt securities at the exercise price in the prospectus supplement relating to the warrants being offered by payment of the exercise price in full in the manner specified in the prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement for the warrants. After the close of business on the expiration date, unexercised warrants will become void.

   Upon receipt of payment of the exercise price and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our restated certificate of incorporation authorizes the issuance of 758,155,004 shares of capital stock of which 8,155,004 shares shall be preferred stock, without par value, and 750,000,000 shares shall be common stock, par value $1.00 per share. Although 8,155,004 shares of preferred stock are authorized, 3,454,635 shares are reserved in the restated articles of incorporation for a series of convertible preferred stock that was issued in 1981, all of which shares have been converted to common stock, redeemed or repurchased by Household. As of March 31, 2001, of the remaining 4,700,369 authorized shares of preferred stock, 1,398,279 shares were issued and outstanding or reserved for issuance as follows: 50,000 shares of 8 1/4% Cumulative Preferred Stock, Series 1992-A, 407,718 shares of 5.00% Cumulative Preferred Stock, 103,976 $4.50 Cumulative Preferred Stock, and 836,585 $4.30 Cumulative Preferred Stock were issued and outstanding and 750,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance. As of March 31, 2001, 463,436,052 shares of our common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable.

   The following is a brief summary of the material terms of our preferred stock and common stock. You should read the more detailed provisions of our restated certificate of incorporation and bylaws and the certificate of designation, preferences and rights relating to any series of preferred stock for provisions that may be important to you. See "Where You Can Find More Information."

Preferred Stock

   Our preferred stock may be issued from time to time in one or more series as authorized by the board of directors or a duly authorized committee of the board of directors. The board of directors has adopted a resolution creating an offering committee of the board with the power to authorize the issuance and sale of one or more series of preferred stock and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights, other than voting rights which shall be fixed by the board of directors, and qualifications, limitations or restrictions of the preferred shares. The following description sets forth general terms and provisions of our preferred stock. Other terms of any series of preferred shares, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms as determined by the offering committee will be set forth in the prospectus supplement for the series of preferred stock.

   Dividends. Holders of preferred stock will receive, when and as declared by our board of directors of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in our restated certificate of incorporation or applicable certificate of designation, preferences and rights for each series of preferred stock. Dividends on preferred stock must be paid before any dividends may be declared or paid or set apart for payment for the common stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the respectively designated dividend rates shall be declared or paid on each other series of preferred stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends may be either cumulative or non-cumulative.

   Liquidation Preference. In the event of dissolution, liquidation or winding up of Household, whether voluntary or involuntary, holders of preferred stock of each series will be entitled to payment of the applicable liquidation price or prices, out of our available assets, after payment to our creditors but in preference to the holders of the common stock. Our restated certificate of incorporation, as amended, provides that a consolidation, merger or sale by Household of its assets as an entirety or substantially as an entirety shall not be deemed to be a liquidation, dissolution or winding up.

   Redemption. If any dividends on any shares of preferred stock are in arrears, we may not purchase or redeem any preferred stock or common stock unless all shares of issued and outstanding preferred stock are redeemed.

   Voting Rights. Voting rights of the holders of preferred stock are non-cumulative. Holders of preferred stock have only the voting rights outlined in our restated certificate of incorporation, as amended, or applicable certificate of designation, preferences and rights or as otherwise provided for by law.

   Without the vote or consent of the holders of at least two-thirds of the outstanding shares of all series of preferred stock, except for a series of preferred stock in which the right is expressly withheld, voting as a single class, we may not:

  . consolidate or merge with another corporation or corporations or sell all or substantially all of our assets;

  . issue any shares of preferred stock of any series if the cumulative dividends payable on shares of any series of outstanding preferred stock are in arrears;

  . adopt any amendment to our restated certificate of incorporation which adversely alters the preferences, powers and special rights of the preferred stock, except that if any such amendment would adversely alter any preference, power or special right of one or more but not all of the series of the preferred stock, then only the vote or consent of the outstanding shares of all series of preferred stock so affected, voting as one class, shall be required; or

  . increase the authorized amount of the preferred stock, or create or issue any class of stock ranking prior to or on a parity with the preferred stock, or any series of preferred stock, as to the payment of dividends or the distribution of assets.

   In addition, the holders of the outstanding shares of all series of preferred stock, except for a series of preferred stock in which the right is expressly withheld, shall be entitled to elect one-third of the members of the board of directors of Household out of the number fixed by our bylaws in the event we fail to declare and pay any four quarterly cumulative dividends, whether consecutive or not, on any series of preferred stock and shall be entitled to elect a majority of said directors should any eight quarterly cumulative dividends, whether consecutive or not, be unpaid. The right to elect members of the board of directors of Household shall continue until all unpaid dividends upon all series of preferred stock shall have been paid in full.

   Under current provisions of the general corporation law of the state of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class upon a proposed amendment to our restated certificate of incorporation, with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of shares of preferred stock, or alter or change the powers, preferences or special rights of the preferred stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock in an adverse manner, but would not affect the entire class of preferred stock, then only the shares of the series affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

   Preemptive Rights. Holders of preferred stock have no preemptive rights to purchase any of our securities.

Depositary Shares

   General. We may, at our option, elect to issue fractional shares of preferred shares, rather than full shares of preferred shares. In the event such option is exercised, we may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the prospectus supplement relating to a particular series of preferred shares, of a share of a particular series of preferred shares as described below.

   The shares of any series of preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary must have its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred shares represented by such depositary share, to all the rights and preferences of the preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

   The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares in accordance with the terms of an offering of the preferred shares. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

   Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

   Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred shares relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred shares on the basis set forth in the related prospectus supplement for such series of preferred shares, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

   Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received for the preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of such depositary shares owned by such holders.

   In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make a distribution of the property. In that case the depositary may, with our approval, sell such property and distribute the net proceeds from the sale to such holders.

   Redemption of Depositary Shares. If a series of preferred shares represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred shares held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever we redeem shares of preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred shares redeemed by us. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

   Voting the Preferred Shares. Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred shares represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

   Amendment and Termination of the Deposit Agreement. We and depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred shares in connection with any liquidation, dissolution or winding up of Household and such distribution has been distributed to the holders of depositary receipts.

   Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

   Miscellaneous. The depositary will forward to the record holders of the depositary shares relating to such preferred shares all reports and communications from us which are delivered to the depositary.

   Neither we nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of Household and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

   Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Description of Authorized Series of Preferred Stock

   The following summary describes our authorized series of preferred stock. You should read the more detailed provisions of our restated certificate of incorporation, as amended, including the respective certificates of designation, preferences and rights relating to a series of preferred stock for provisions that might be important to you.

 Glossary of Terms

   "8 1/4 % Preferred" is the 8 1/4 Cummulative Preferred Stock, Series 1992-A of Household.

   "5% Preferred" is the 5.00% Cummulative Preferred Stock (without Par Value) of Household.

   "$4.50 Preferred" is the $4.50 Cummulative Preferred Stock (without Par Value) of Household.

   "$4.30 Preferred" is the $4.30 Cummulative Preferred Stock (without Par Value) of Household.

   "Junior Preferred" is the Series A Junior Participating Preferred Stock of Household.

   "Outstanding Preferred" means collectively the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and the $4.30 Preferred.

   "Rights" is the right to purchase from Household one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment, as set forth in the rights agreement between Household and Harris Trust and Savings Bank.

  8 1/4% Preferred, 5% Preferred, $4.50 Preferred, and $4.30 Preferred

   General. All of the Outstanding Preferred rank on a parity as to the payment of dividends and distribution of assets of Household upon the voluntary or involuntary liquidation, dissolution, or winding up of Household.

   Dividends and Redemption. Holders of the 8 1/4% Preferred, 5% Preferred, $4.50 Preferred and $4.30 Preferred are entitled to receive quarterly cumulative dividends at an annual rate of $82.50, $50.00, $4.50 and $4.30 per share, respectively. All dividends have been paid to date. In the event of the liquidation, dissolution or winding up of Household, whether voluntary or involuntary, holders of the 8 1/4% Preferred, 5.00% Preferred, $4.50 Preferred, and $4.30 Preferred are entitled to receive $1,000, $50, $100 and $100 per share, respectively, plus accrued and unpaid dividends. The 8 1/4% Preferred is not redeemable prior to October 15, 2002. The 8 1/4% Preferred is redeemable, at our option, in whole or in part, from time to time on or after October 15, 2002, at $1,000 per share plus an amount equal to accrued and unpaid dividends. The 5% Preferred, $4.50 Preferred and the $4.30 Preferred is redeemable, at our option, in whole or in part, at any time, at $50, $103, $100 per share, respectively, plus an amount equal to accrued and unpaid dividends. None of the Outstanding Preferred is entitled to the benefits of any sinking fund.

   Voting Rights. The holders of 8 1/4% Preferred have the right, voting as a class with each other and any other series of preferred stock ranking on a parity as to the payment of dividends or the distribution of assets and upon which like voting rights have been conferred and are exercisable, to elect two members of the board of directors of Household at the meeting of stockholders called for such purpose after six quarterly cumulative dividends on such preferred stock, whether consecutive or not, shall be in arrears. The right of such holders of preferred stock to elect members to the board of directors shall continue until such time as all dividends accrued on such stock shall have been paid in full, at which time such right shall terminate.

   Each holder of the 5% Preferred, $4.50 Preferred, and $4.30 Preferred are entitled to vote on each matter submitted to a vote of stockholders of Household. In addition, at any time that three or more full semi-annual dividends, consecutive or not, are in arrears, until the dividends accrued and unpaid are paid in full, at any meeting of stockholders of Household held for election of directors, the holders of the 5% Preferred, $4.50 Preferred, and $4.30 Preferred are entitled, each voting as a class and to the exclusion of holders of all other classes of stock of Household, to elect two members of the board of directors of Household.

   On any item on which the holders of the Outstanding Preferred are entitled to vote, the holders shall be entitled to one vote for each share held.

   Conversion Rights. The holders of the Outstanding Preferred do not have any rights to convert their shares into shares of any other class or series of capital stock, or any other security, of Household.

 Junior Preferred Stock

   Issuance. Currently, there are no shares of Junior Preferred issued or outstanding. Rights to purchase shares or fractions of the Junior Preferred have been distributed to holders of the common stock. The description and terms of the rights of holders of our common stock to purchase Junior Preferred are set forth in a rights agreement between us and Harris Trust and Savings Bank, which is further discussed below under "Description of Capital Stock--Preferred Share Purchase Rights".

   Dividends. The holders of the Junior Preferred will receive, when, as and if declared by the board of directors out of funds legally available for that purpose, quarterly dividends payable in cash commencing after such shares or a fraction thereof are issued. Quarterly dividends will be in an amount per share, rounded to the nearest cent, equal to the greater of $1, or subject to adjustment as described below, 1,000 times the aggregate per share amount of all cash dividends and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of common stock or a subdivision, combination or reclassification thereof, declared on the common stock since the immediately preceding quarterly dividend payment date or the date of the first issuance of the Junior Preferred if the first dividend date has not yet occurred. In the event we shall at any time declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision, combination or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then in each such case the amount of dividends to which holders of Junior Preferred are entitled to shall be adjusted.

   Dividends will begin to accrue and be cumulative on the Junior Preferred from the dividend date next preceding the date of issue unless the date of issue is prior to the record date for the first dividend date, in which case dividends will accrue and be cumulative from the date of issue. Dividends paid on shares of Junior Preferred in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

   Conversion, Sinking Fund and Redemption. The Junior Preferred do not have any rights to convert to any other security issued by us and such shares are not redeemable at our option. In addition, there is no sinking fund for the Junior Preferred.

   Voting Rights. The Junior Preferred generally votes together with the common stock as one class. Each share of Junior Preferred is entitled to 1,000 votes on all matters submitted to a vote of our stockholder. In the event we declare or pay any dividend on our common stock payable in shares of common stock, or subdivides, combines or reclassifies its shares of common stock into a greater or lesser number of shares of common stock, then the number of votes per share of the Junior Preferred shall be adjusted. Additionally, the Junior Preferred will have the right (as described above under "Description of Capital Stock-- Preferred Stock--Voting Rights") to vote, together with all other outstanding series of preferred stock for which such voting right have not been expressly withheld, to elect directors in the event dividends on any series of preferred stock are in arrears. In addition, our restated certificate of incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred so as to affect the Junior Preferred adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Junior Preferred, voting together as a single class. The certificate of designation, preferences and rights of the Junior Preferred expressly withholds all other special voting rights to which holders of preferred stock are entitled, except for voting rights otherwise provided by law.

   Liquidation Preference. No distribution shall be made on any shares of stock ranking junior to the Junior Preferred upon any voluntary liquidation, dissolution or winding up of Household unless the holders of the

Junior Preferred have received the greater of $1,000 per share plus accrued and unpaid dividends, or 1,000 times the aggregate amount to be distributed per share to holders of common stock. This liquidation amount shall be adjusted in the event we declare a stock split of the common stock or pay any dividend on common stock payable in shares of common stock, or effects a subdivision, combination or reclassification of the common stock into a greater or lesser number of shares. In the event our assets are insufficient to satisfy the liquidation preference of the Junior Preferred, the Junior Preferred shall share ratably with each series of preferred stock ranking on a parity (as to dividends or liquidation) with the Junior Preferred.

   In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per common share. These rights are protected by customary anti-dilution provisions.

Preferred Share Purchase Rights

   In July 1996, we entered into a rights agreement with Harris Trust and Savings Bank, as rights agent. The rights agreement is intended to address the threat of certain types of takeover activity deemed abusive and unfair to stockholders and to assure that all of our stockholders receive fair and equal treatment in the event of an unsolicited takeover. The rights agreement also enhances the bargaining position of our Board of Directors in negotiating on behalf of stockholders with potential acquirors of Household. The rights agreement provides that attached to each share of common stock is one right to purchase one thousandth of a share of Junior Preferred at a price of $300 per one thousandth of a share, subject to adjustment. The following description of the rights is qualified in its entirety by reference to the rights agreement, as amended, which has been filed with and is available from the offices of the SEC as referred to under "Where You Can Find More Information".

   Until ten days following (i) a public announcement that a person or group of affiliated or associated persons acquired beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) the commencement or announcement of an intention to make a tender offer or exchange offer for 15% or more of the outstanding shares of such common stock, the earlier of such dates being called "distribution date", the Rights will be evidenced by outstanding common stock certificates. The rights agreement provides that, until the distribution date, the Rights will be transferred with and only with our common stock. Common stock certificates contain a notation incorporating the rights agreement by reference. Until the distribution date the surrender for transfer of any of our common stock certificates also constitutes the transfer of the rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the distribution date, and such separate certificates alone will evidence the Rights.

   The Rights are not exercisable until the distribution date. The Rights will expire on July 31, 2006, unless earlier redeemed or exchanged by us, in each case, as described below.

   The purchase price payable, and the number of shares of Junior Preferred or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of the Junior Preferred,

  . upon the grant to holders of Junior Preferred of rights or warrants to subscribe for or purchase shares of Junior Preferred at a price, or convertible securities into preferred shares with a conversion price less than the current market price of the Junior Preferred, or

  . upon the distribution to holders of Junior Preferred of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Junior Preferred) or of subscription rights or warrants (other than those referred to above).

   At any time after any person or group acquires beneficial ownership of 15% or more of the common stock, and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one thousandth of a preferred share (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

   The number of outstanding Rights and the number of one thousandths of a preferred share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the distribution date.

   With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional shares will be issued (other than fractions which are integral multiples of one thousandth of a share which may, at our election, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Preferred on the last trading date prior to the date of exercise.

   The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of the sum of .001% and the largest percentage of the outstanding common shares then known by us to be beneficially owned by any person or group of affiliated or associated persons, and 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

   For further information on the Junior Preferred, see the description of the Junior Preferred under "Capital Stock--Junior Preferred".

Common Stock

   If shares of common stock are offered, the accompanying prospectus supplement will set forth the number of shares offered, the public offering price and information regarding our dividend history and common stock prices as reflected on the New York Stock Exchange Composite Tape, including a recent last sale price of the common stock.

   Holders of common stock are entitled to receive dividends out of any funds legally available for that purpose as and if declared by our Board of Directors, subject to the prior dividend rights of preferred stock.

   Subject to certain voting rights of the preferred stock described elsewhere herein, the holders of shares of common stock are entitled to vote at all meetings of the stockholders and are entitled to one vote for each share of common stock held.

   The issued and outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are not entitled to preemptive rights or conversion or redemption rights. The common stock does not have cumulative voting rights in the election of directors.

   In the event of the voluntary dissolution, liquidation or winding up of Household, holders of common stock will be entitled to receive, pro rata, after satisfaction in full of the prior rights of creditors and holders of preferred stock, all of our remaining assets available for distribution.

Special Charter Provisions

   Our restated certificate of incorporation, as amended, contains provisions, in accordance with Section 102(b)(7) of the General Corporation Law of the state of Delaware, eliminating the personal liability of our directors to our stockholders for money damages for breach of fiduciary duty as a director, provided that the liability of a director may not be eliminated or limited in the following circumstances:

  . for any breach of the directors' duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the Delaware general corporation law; and

  . for any transaction from which the director derived an improper personal benefit.

Stock Purchase Contracts and Stock Purchase Units

   We may issue stock purchase contracts, under which holders are obligated to purchase from us, and Household is obligated to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units consisting of a stock purchase contract and either debt securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders, obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the contracts in a specified manner.

   The accompanying prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                              PLAN OF DISTRIBUTION

   We may sell the securities being offered in one or more of the following ways from time to time:

  . to or through underwriters or dealers;

  . by ourselves directly to a limited number of purchasers or to a single purchaser;

  . through agents; or

  . through a combination of any of these methods of sale.

   The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

  . the name or names of any underwriters, dealers or agents;

  . the purchase price of the securities being offered and the proceeds to us from such sale;

  . any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  . the initial public offering price;

  . any discounts or concessions to be allowed or reallowed or paid to dealers; and

  . any securities exchanges on which such offered securities may be listed.

   Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

   We may, from time to time, directly sell securities or sell them through agents that we designate. Any agent involved in the offer or sale of securities for which this prospectus is delivered is named, and any commissions payable by us to the agent are set forth, in the prospectus supplement relating to the offering.

   Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Household and affiliates of Household in the ordinary course of business.

   If so indicated in the prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase our securities pursuant to contracts providing for payment and delivery on a future date. These contracts may be made with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under these contracts will not be subject to any conditions except that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and if the securities are also being sold to underwriters, we shall have sold to these underwriters the securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect to the validity or performance of such contracts.

   Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

                      WHERE YOU CAN FIND MORE INFORMATION

   As required by the Securities Act of 1933, we filed a registration statement (No. 333-60510) relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information including copies of the documents referenced in this prospectus which are filed as exhibits to that registration statement.


   Household files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

   The SEC allows us to "incorporate by reference" the information we filed with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     (a) Annual Report on Form 10-K for the year ended Decmeber 31, 2000;

     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;
  and

     (c) Current Reports on Form 8-K filed on January 17, 2001 and April 18,
  2001.

   All documents Household files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

   You may request a copy of these filings, at no cost, by writing or telephoning Household at the following address:

    Household International, Inc.
    Corporate Secretary
    2700 Sanders Road
    Prospect Heights, Illinois 60070
    (847) 564-5000

   You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                                 ERISA MATTERS

   The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with ERISA's general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Notes on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Notes should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or
Section 4975 of the Code.

   Household may be considered a "party in interest" or a "disqualified person" with respect to many Plans that are subject to ERISA. The purchase of Notes by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) and with respect to which Household International is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Notes are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption ("PTCE") 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment funds), PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts) or PTCE 95-60 (an exemption for certain transactions involving insurance company general accounts). Any pension or other employee benefit plan proposing to acquire any Notes should consult with its counsel.

                                 LEGAL OPINIONS

   The legality of the securities will be passed upon for Household by John W. Blenke, Vice President--Corporate Law for Household International, Inc. Certain legal matters will be passed upon for any underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Blenke is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase, shares of common stock of Household International, Inc.

                                    EXPERTS

   The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   Estimated Expenses:


      Printing and Engraving........................................ $  300,000
      Fees of Trustees/Transfer Agents/Registrars...................    100,000
      Accountants' Fees.............................................      5,000
      Blue Sky Qualifications Fees..................................    100,000
      SEC Filing Fee................................................    626,375*
      Rating Service Fees...........................................    621,000
      Stock Exchange Listing Fees...................................     50,000
      Legal Fees and Expenses.......................................     28,000
      Miscellaneous.................................................      9,625
                                                                     ----------
          Total..................................................... $1,840,000
                                                                     ==========

--------
*  Actual


Item 15. Indemnification of Directors and Officers.

   The General Corporation Law of Delaware (Section 102) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his/her fiduciary duty as a director, except in the case where the director breached his/her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Restated Certificate of Incorporation, as amended, of Household International, Inc. (the "Company"), contains a provision which eliminates directors' personal liability as set forth above.

   The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

   The Company's Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent as expressly authorized by Section 145 of the General Corporation Law of Delaware for directors, officers and employees of the Company and also to persons who are serving at the request of the Company as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

   The Company has purchased liability policies which indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions as set forth in the policies.

   Pursuant to agreements which the Company may enter into with underwriters or agents (forms of which are or will be filed as exhibits to this Registration Statement) officers and directors of the Company may be entitled to indemnification by such underwriters or agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising from information appearing in the Registration Statement or any Prospectus or Prospectus Supplement which has been furnished to the Company by such underwriters or agents.

Item 16. Exhibits.


     1(a)  Form of Underwriting Agreement for Debt Securities and Warrants to
           Purchase Debt Securities (incorporated by reference to Exhibit 4(c) to the Company's Registration Statement on Form S-3, Registration
           No. 33-27305).

     1(b)* Form of Underwriting Agreement for Preferred Shares.

     1(c)* Forms of Underwriting Agreement for Common Stock.

     1(d)* Form of Underwriting Agreement for Stock Purchase Contracts.

     1(e)* Form of Underwriting Agreement for Stock Purchase Units.

     3(a)  Restated Certificate of Incorporation, as amended, of Household
           International, Inc. (incorporated by reference to Exhibit 3(i) of our Quarterly Report on Form 10-Q for the quarter ended June 30,
           1998).

     3(b)  Bylaws of Household International, Inc., as amended January 30, 2001
           (incorporated by reference to Exhibit 3(ii) of Household
           International's Annual Report on Form 10-K for the year ended
           December 31, 2000).

     4(a)  Indenture dated as of October 1, 1993, between Household
           International, Inc. and Allfirst Bank (formerly known as FMB Bank, formerly known as The First National Bank of Maryland), as Trustee
           (incorporated by reference to Exhibit 4(a) to the Company's
           Registration Statement on Form S-3, Registration No. 33-57249).

     4(b)+ Indenture dated as of January 1, 1995 between Household
           International, Inc. and BNY Midwest Trust Company (formerly Harris
           Trust and Savings Bank), as Trustee.

     4(c)  Forms of Warrant Agreement, including form of Warrant Certificates
           (incorporated by reference to Exhibit 4(c) to the Company's
           Registration Statement on Forms S-3, Registration No. 33-27305).

     4(d) Form of Deposit Agreement (incorporated by reference to Exhibit 4(d) to the Company's Registration Statement on Forms S-3, Registration
           No. 33-27305).

     4(e)* Form of Certificate of Designation, Preferences and Rights for
           Preferred Shares.

     4(f)  Form of Purchase Contract Agreement (incorporated by reference to
           Exhibit 4 (f) to the Company's Registration Statement on Form S-3,
           Registration No. 33-27305).

     4(g) Form of Pledge Agreement (incorporated by reference to Exhibit 4 (g) to the Company's Registration Statement on Form S-3, Registration
           No. 33-27305).

     4(h)  Rights Agreement dated as of July 9, 1996 between the Company and
           Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 99.1 of the Company's Current Report on Form 8-
           K dated July 9, 1996.)

     4(i)  Form of Prepaid Securities Indenture (incorporated by reference to
           Exhibit 4(i) to the Company's Registration Statement on Forms S-3,
           Registration No. 33-27305).

     5     Opinion and Consent of Mr. John W. Blenke, Vice President--Corporate
           Law of Household International, Inc.

     12 Statement on the Computation of Ratio of Earnings to Fixed Charges and to Combined Fixed Charges and Preferred Stock Dividends
             (incorporated herein by reference from Exhibit 12 to The Annual
             Report on Form 10-K for the fiscal year ended December 31, 2000 and from Exhibit 12 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 of Household International, Inc.).

     23(a)   Consent of Arthur Andersen LLP, Certified Public Accountants.

     23(b)   Consent of Mr. John W. Blenke, Vice President--Corporate Law of
             Household International, Inc. is contained in his opinion (Exhibit
             5).

     24**    Powers of Attorney (included on signature page).

     25(a)** Statement of eligibility and qualification of Allfirst Bank.

     25(b)** Statement of eligibility and qualification of BNY Midwest Trust
             Company.

--------
* To be filed as an exhibit to Form 8-K in reference to the specific offering of securities, if any, to which it relates.

** Previously filed.

+ Filing omitted pursuant to Instruction 2 to Item 601 of Regulation S-K because the exhibit is substantially identical in all material respects to
   Exhibit 4(a), except as to parties thereto.

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the Securities registered hereby, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (6) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person, in connection with the Securities registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prospect Heights, and State of Illinois, on the 8th day of June, 2001.


                                          Household International, Inc.

                                                 /s/ John W. Blenke

                                          By: _________________________________

                                                     John W. Blenke


                                              Vice President--Corporate Law and
                                                  Assistant Secretary




   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 8th day of June, 2001.



                 Signature                                     Title
                 ---------                                     -----


                     *                      Chairman, Chief Executive Officer, and
___________________________________________   Director (as Principal Executive Officer)
              (W.F. Aldinger)

                     *                      Director
___________________________________________
              (R.J. Darnall)

                     *                      Director
___________________________________________
               (G.G. Dillon)

                     *                      Director
___________________________________________
             (J.A. Edwardson)

                                            Director
___________________________________________
               (M.J. Evans)

                     *                      Director
___________________________________________
              (J.D. Fishburn)

                     *                      Director
___________________________________________
           (C.F. Freidheim, Jr.)


                     *                      Director
___________________________________________
            (J.H. Gilliam, Jr.)

                     *                      Director
___________________________________________
                (L.E. Levy)

                     *                      Director
___________________________________________
               (G.A. Lorch)
                     *                      Director
___________________________________________
              (J.D. Nichols)

                     *                      Director
___________________________________________
              (J.B. Pitblado)

                     *                      Director
___________________________________________
              (S.J. Stewart)

                     *                      Director
___________________________________________
           (L.W. Sullivan, M.D.)

                     *                      Group Executive--Chief Financial Officer
___________________________________________   (as Principal Accounting and Financial
             (D.A. Schoenholz)                Officer)


   The Registrant reasonably believes that the security rating to be assigned to the Securities registered hereunder will make the Securities "investment grade securities" pursuant to Transaction Requirement B.2 of Form S-3.

   /s/ Joan S. Vander Linde


*By:____________________________


      (Joan S. Vander Linde)


         Attorney-in-Fact